EXHIBIT 10.61

TERMINATION OF CONSULTING AGREEMENT

This Termination of Consulting Agreement (this “Termination Agreement”) is executed as of this 21st day of March, 2011 by Toveloa Pty Limited ABN 67 003 629 212, a company registered under the Corporations Act in Australia (“Toveloa”) and  Natural Soda Holdings, Inc., a corporation formed under Colorado law (“NSHI”) to be effective as of the close of business December 31, 2010 (the “Effective Date”).

WHEREAS, Toveloa and NSHI entered into a Consulting Agreement (the “Consulting Agreement”) whereby Toveloa would provide consulting services to NSHI based on the needs and requirements of NSHI from time to time;

WHEREAS, the parties have discussed terminating the obligations and rights of the parties under the Consulting Agreement, effective as of the Effective Date;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Termination of Consulting Agreement.  That as of the Effective Date, the Consulting Agreement is terminated and NSHI shall not be entitled to receive any consulting services from and after the Effective Date. Toveloa shall not be entitled to receive any compensation for any services performed for NSHI after the Effective Date unless the parties enter into an agreement with respect to any such services.

2.     Governing Law.  This Termination of Consulting Agreement shall be governed by the local laws of Colorado, without giving effect to the conflict of laws principles thereof which would result in application of the local laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Termination of Consulting Agreement to be effective as of the Effective Date.

TOVELOA PTY LIMITED ABN 67 003 629 212

By:	/s/ Alan You Lee
Name:	Alan You Lee
Title:	Director

NATURAL SODA HOLDINGS, INC.

By:	/s/ Bill H Gunn
Name:	Bill H Gunn
Title:	Chairman